Exhibit 99.1
S1 CORPORATION
TRANSCRIPT OF CONFERENCE CALL HELD FEBRUARY 26, 2008

Moderator	Ladies and gentlemen, thank you for standing by and welcome to the fourth-quarter and full-year 2007 earnings conference. At this time, all lines are in a listen-only mode. Later we’ll conduct a question-and-answer session. As a reminder, we are recording the call today. I would now like to turn the conference over to our host, Mr. John Stone. Please go ahead, sir.

J. Stone	Thank you, Art. And thank you for joining us today. I’d like to remind you that we’ll be making forward-looking statements on today’s call. These forward-looking statements are based on our current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Please refer to the risk factors identified in our Form 10-K for the period ended December 31, 2006, and our subsequent filings with the SEC.

I’m here today with Johann Dreyer, our Chief Executive Officer, and Jan Kruger, President of the Enterprise segment. Before I hand the call over to Johann, I’d like to make some comments about our results for the fourth quarter and the year ended December 31, 2007.

Looking at the consolidated results as shown on table 4 in the press release, in the fourth quarter of 2007, S1’s total revenue increased 6% to $53.4 million, with a 30% increase in license revenue to $8.9 million. Fourth quarter 2007 license revenue included $3.2 million of subscription revenue by comparison to $1.8 million in the fourth quarter of 2006. Recurring items of support and maintenance and data center revenue increased a combined 9% in the fourth quarter. Professional services revenue decreased $1.2 million, primarily reflecting a decrease in revenue from our largest customer, State Farm. Total revenue from all other customers increased 16% from the fourth quarter of 2006 to the fourth quarter of 2007.

Looking at the full year, total revenue increased 7% to $204.9 million in 2007. License revenue increased $921,000 in 2007 to $30.7 million, with $9.1 million of license revenue coming from subscription customers. That’s more than double the $3.8 million in 2006.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

The recurring items of support and maintenance and data center revenue increased a combined total of $2.4 million and professional services revenue had the largest increase of $9.5 million or 13% for the year. Full- year State Farm revenue decreased $4.5 million, from $47.9 million in 2006 to $43.4 million in 2007. We anticipate State Farm revenue will be between $38 million and $41 million in 2008. Considering this in conjunction with our guidance for 2008 total revenue of between $216 million and $220 million, you can deduce that we expect continued double-digit growth in the rest of our business, excluding State Farm.

Gross profit margins improved from 51% in the fourth quarter of 2006 to 52% in the fourth quarter of 2007, helped by higher license revenue. For the full year, gross profit margins expanded from 51% in 2006 to 53% in 2007, mainly on an $11 million increase in combined support and maintenance revenue and professional services revenue, with only $2.6 million of additional costs.

Data center costs expanded faster than data center revenue, partly reflecting increased security and disaster recovery costs and partly due to the migration of Postilion customers to long-term subscription agreements, which are included in license revenue and which I will talk about more later.

In the fourth quarter, sales and marketing costs decreased by 1% of revenue to 15% of 2007 fourth-quarter revenue, and full-year 2007 sales and marketing costs were 15% of full-year revenue. Product development expenses declined by $4.5 million in the fourth quarter of 2007 and by $15.2 million for the full year 2007 by comparison to 2006. General and administrative expenses declined to 10% of 2007 fourth-quarter revenue and ended at 13% of full-year 2007. Fourth-quarter 2007 depreciation and amortization also declined, despite having purchased our headquarters building and a source code license to our mobile banking solution at the beginning of the third and fourth quarters of 2007. I’m very pleased with the tight controls we’ve placed on cap ex, and it shows in the full-year comparisons as well.

That all nets down to fourth-quarter 2007 operating income of $6.6 million and full-year operating income of $18.5 million, compared with fourth-quarter 2006 operating loss of $13.3 million and 2006 full-year operating loss of $15.9 million. Obviously the 2006 figures were impacted by restructuring charges, but that only accounts for $12.5 million of the $34.3 million swing to full-year operating profit.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

Gross profit margin improvement, especially in the professional services and cost containment, particularly in product development expense, created the rest. And by the way, the 2007 income includes $8.5 million of stock-based comp expense, whereas the 2006 loss only has $5.5 million.

EBITDA also swung from a loss in 2006 to a positive $29.6 million for 2007 full year, with $9.5 million of that in the fourth quarter. Those figures also include stock-based comp expense as the reconciliations and schedules at the bottoms of tables 4, 5 and 6 show.

Interest income is lower in 2007 as a result of our spending $107 million of cash to repurchase 22% of outstanding shares from November 2006 to December of 2007; and income taxes remain in check at less than 10% for the year, reflecting the benefit of NOL’s and tax credit carryforwards.

Moving on to the segment results, focusing first on Enterprise on table 5:
The Enterprise segment’s total revenue increased 8% to $29.7 million for the fourth quarter of 2007 as compared with the fourth quarter of 2006. Support and maintenance revenue plus data center revenue increased a combined total of $2.4 million compared with the prior year fourth quarter, while professional services revenue declined, primarily related to our largest customer, State Farm.

For the full year, Enterprise segment total revenue increased 12% to $112.3 million in 2007. Professional services led the way with an increase of 16% over 2006, reflecting an increased number of implementations, particularly internationally. Support and maintenance revenue plus data center revenue increased a combined total of 17%, with new customers coming online including one large customer who transferred to Enterprise from the Postilion platform.

License revenue was down by $3 million in 2007. The amount and timing of signing Enterprise licenses and the progress towards completion on large implementations can have a significant impact on the timing and amount of license revenue recognized in any one period.

One more important qualitative note about Enterprise segment revenue:
State Farm revenues declined $4.5 million from 2006 to 2007, so revenue from all other Enterprise customers increased 32% year-over-year from 2006 to 2007. Enterprise segment improved gross profit margins from 46% to 48% in the fourth quarter of 2007 as compared with the prior-year quarter. For the full year, Enterprise gross profit margins expanded to 49% in 2007 as compared with 44% in 2006, helped by a combined $10.6 million more of professional services and support and maintenance revenue on $1.1 million less of associated direct costs.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

Enterprise swung from an operating loss of $10.3 million in the fourth quarter of 2006 to operating income of $4.3 million in the fourth quarter of 2007. Although the fourth quarter of 2006 included a restructuring charge of $8.1 million, the Enterprise segment also decreased product development and general and administrative costs by a combined total of $4.5 million in the fourth quarter of 2007, as compared to the fourth quarter of 2006.

Similarly, Enterprise EBITDA turned from an $8.7 million loss in the fourth quarter of 2006 to a positive $5.6 million in the fourth quarter of 2007. For the full year, Enterprise generated operating income of $10.8 million in 2007 as compared with a $20.8 million loss in 2006. That’s a $31.6 million swing for the full year, and only $9 million is attributable to the 2006 restructuring. Gross profit improved by $10.7 million and product development expenses decreased by $12.3 million.

Similarly, Enterprise EBITDA swung $30.6 million from a 2006 loss of $14.6 million to a positive $16 million in 2007. These figures include stock-based comp expense. So 2007 was a big turnaround year for the Enterprise segment, increasing revenue, improving gross profit margins, and returning a nice profit. This part of our business we think is positioned for further growth in 2008.

Continuing now to the Postilion segment as presented on table 6, total revenue increased 4% to $23.8 million in the fourth quarter of 2007. This included a 25% increase in license revenue when compared with the 2006 fourth quarter, of which almost half related to subscriptions. The Postilion segment had subscription revenue of $2 million in the 2007 fourth quarter by comparison to $1.3 million in the fourth quarter of 2006. This is long-term recurring revenue being generated by the subscription model, even though it is appearing in the software license revenue line.

Support and maintenance revenue increased 7%, reflecting Postilion’s strong licensing activity in the payment space throughout 2007. Postilion data center revenue is down in the 2007 fourth quarter as compared with the prior-year quarter, partly due to the conversion of customers to long-term subscription contracts; also due to the conversion of one large customer from the Postilion platform to Enterprise, and partly due to customer attrition in the U.S. community banking space.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

We have described the Postilion subscription revenue on previous calls as including the right to use the software and the right to receive maintenance, support and enhancements, and in some cases these subscriptions include data center services. During 2006, we converted customers who were paying annual maintenance or hosting fees to long-term subscription contracts, typically three to five years in length.

The continued growth in subscription revenue reflects the broader acceptance of the Postilion product and the subscription model in the U.S. community banking space. Over time, we anticipate that growth in subscription revenue will have a negative impact on support and maintenance revenue and data center revenue.

In the year-over-year comparisons, Postilion’s total revenue increased just one percent to $92.7 million. License revenue increased 19%, to $24.3 million. Two-thousand and seven license revenue includes $6.4 million of recurring subscription revenue, whereas 2006 includes only $2.3 million. The Postilion segment’s gross profit margins were constant at 57% in the fourth quarters of 2006 and 2007, and for the full year 2007, gross profit margin was 58%, although that is 2% lower than 2006, reflecting higher costs to professional services and support and maintenance, in absolute terms and as a percentage of revenue.

Postilion operating income of $2.3 million in the fourth quarter of 2007 compares favorably with the loss of $3 million in the fourth quarter of 2006, which you will recall included a restructuring charge of $3.1 million. Product development and general and administrative expenses declined a combined total of almost $2 million, while sales and marketing expenses remained constant at 20% of revenue.

Postilion also swung from an EBITDA loss of $1.3 million in the fourth quarter of 2006 to a positive $3.9 million in the fourth quarter of 2007. These figures include stock-based comp expense. For the full year, Postilion generated operating income of $7.7 million as compared with $4.9 million in 2006. Again, 2006 included restructuring charges of $3.5 million. Sales and marketing costs increased 21% or $3.2 million, but $1.4 million of that was stock-based comp expense increasing.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

Savings in 2007 came from a combined decrease in product development and general and administrative costs of $3.9 million for the full year. For the full year 2007, Postilion’s EBITDA increased $2.1 million to $13.6 million, reflecting the impact of the 2006 restructuring charges partially offset by higher stock-based comp in 2007. Overall, we’re very pleased with Postilion’s results in 2007, with continued good margins on growing, recurring subscription revenue and overall cost containment.

Turning now to the balance sheet on table 2: You’ll see we ended 2007 with right at $69 million of cash and short-term investments, down $22 million from the beginning of the year. This reflects over $32 million of net cash provided by operating activities, of which we used roughly $50 million to repurchase 6.6 million shares of stock. The other sources and uses of cash roughly net out, including paying $10.3 million in previously accrued restructuring charges, purchasing our headquarters building, and buying a source code license for our mobile banking solution. The purchase of the building was financed in part by the assumption of a $5.2 million loan, and $3.3 million of equipment purchases were financed with capital leases.

That all makes for a kind of bumpy year in cap ex, and we’ll add another $2 million of improvements to our headquarters building in 2008. Apart from that, we expect ordinary cap ex in 2008 to be in the neighborhood of $8 million. We have about $9.2 million of restructuring charges remaining to be paid, and estimate $3 million to be paid in 2008; and then these charges taper off to approximately $2 million a year through the end of 2011. Accounts receivable decreased $13.4 million during the year, bringing DSO down to 67 days from 95 days at the end of 2006. DSO on the billed portion of receivables is right at 45 days, with $13.4 million of unbilled receivables at the end of 2007.

Turning to income taxes, the $1.5 million of taxes in 2007 relates to taxes paid in international jurisdictions where we do not have NOL’s, state income taxes and alternative minimum tax in the U.S. As of December 31, 2007, S1 has approximately $230 million of domestic NOL’s which are fully reserved. Of this amount, $201 million relates to stock option expense, the benefit of which would go directly to stockholders’ equity if ever used. So with about $30 of domestic non-option NOL’s remaining, it’s possible that we may begin recording a tax provision with an effective rate of perhaps 37% or more for GAAP purposes as early as the latter half of 2008, even though a significant portion of this GAAP tax provision would be non-cash, through the utilization of these option-related NOL’s.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

Let me take just a minute to talk about stock-based comp expense. Our 2008 GAAP EPS guidance currently includes approximately $8 million of estimated stock-based comp expense, and we recognized GAAP stock-based comp expense of $8.5 million during 2007. At points during 2007, we estimated stock-based comp might be as high as $11 million for the year.

There are essentially two components to stock-based comp expense in our P&L. One is driven by ordinary stock options and restricted stock, and this expense is very predictable. The second element relates to stock appreciation rights or SARs, which are like options but they’re settled in cash. They must be settled in cash, and consequently the accounting for the SARs is different. The amount of expense recorded for SARs depends on the closing price of the company’s stock on the last day of any reporting period, and if the ending stock price rises by one dollar, we may be required to record more than one million dollars of additional stock-based comp expense. Likewise, if the stock price drops, the amount of stock-based comp expense decreases.

For perspective, of the total $8.5 million of stock-based comp expense recognized in 2007, $4.7 million related to traditional options and restricted stock, while $3.8 million related to SARs. But the SARs-related stock-based comp fluctuated from one quarter to the next in 2007, ranging from a high of almost $2 million to a low of negative $600,000. That’s right, negative expense. Please bear the sensitivity of this part of our P&L in mind when studying our reported results and forward-looking statements.

Turning for a minute to our 2008 guidance, we estimated full-year revenues will be in the range of $216 million to $220 million, and GAAP earnings will be between $0.37 and $0.40 per share. These estimates include stock-based comp expense of $8 million for the full year, and that amount can change significantly with movements in the stock price. Our 2008 EPS guidance assumes no impact from possible changes in the income tax valuation allowance during 2008. If we bring down the valuation allowance and begin recording significant non-cash taxes, we will adjust guidance accordingly.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

Let me recap. On a consolidated basis, fourth-quarter revenue grew at 6% compared with the prior-year quarter, 16% on the non-State Farm business. Fourth-quarter license revenue increased 30% by comparison to the prior year. For the full year, consolidated revenue grew 7% in 2007, 12% on non-State Farm customers, and our 2008 estimates and guidance indicates similar organic growth. We swung from operating losses in the fourth quarter and the full year ended 2006 to operating profits in 2007, and our guidance indicates EPS growth of between 15% and 25% in 2008.

That about sums it up, and now I’ll hand the call over to Johann Dreyer. Johann?

J. Dreyer	Thanks, John. Thank you, everyone, for joining this call. Welcome. This is the first full year of the new management team completing 2007, and we are very pleased with the results. We’ve moved the company significantly during 2007 and I would really like to thank all the employees for their focus and hard work, and for our customers in giving us the business over the past year.

What I would like to do is reiterate the goals that we set for ourselves at the beginning of 2007 and just talk about how we measured up against those goals. Really, the goals for 2007 were four goals: moderate top-line growth; secondly, significant earnings growth; positive cash flow from operating activities from Q2 onwards; and then market focus through re-branding the company.

In terms of the first goal, the revenue growth goal, we did 7%, as John mentioned, year-over-year, and 12% if we exclude our largest customer. On the earnings side, we truly had significant earnings growth. We moved from a negative $0.17 a share in GAAP EPS to a positive $0.32 a share, which is a swing north of $32 million on net earnings. We had significant positive cash flow from operating activities, in excess of $32 million compared to $3.5 in the prior year.

As far as the branding is concerned, we re-branded the company into three brands, and what we have found is that we added for the first time in the life of the company, we regularly added new customers in each one of those brands, and we again did that in the fourth quarter, and obviously I’m very pleased about that.

I would quickly like to talk about the segments, both the Postilion segment and the Enterprise segment. As far as the Postilion segment is concerned, we added a few net new customers in the last quarter, and some of those key customers included one of the largest banks in the United Arab Emirates, and we now have, after the addition of this bank, the number one, two and three banks in the United Arab Emirates. We added several banks in Africa and have expanded our footprint into 15 African countries. As you might know, Africa comes off a very low base, but our growth rate in Africa is pretty high. In the segment, we added more than 30 customers during 2007.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

On the product side you might recall that during the course of 2007 we took our legacy Internet banking and voice banking products onto the Postilion platform. The voice banking product right now is in general availability, and we currently are also testing it in the data center where we will provide a hosted voice offering for the first time. As far as personal banking is concerned, we will be in friends-and-family testing at our first bank in the next few weeks. This is a couple of months later than I mentioned on the prior call, but what we did decide to do is to hold the release slightly back and we fully incorporated our mobile banking offering as part of our personal Internet banking offering, and that will be available as I said within the next few weeks in friends-and-family testing.

As we convert all these channels onto Postilion, we are getting much, much closer to our goal of having an absolutely unique offering in this space. We’ve seen a lot of interest and we believe by the end of this year we will have a total unique offering in this space.

As far as the Enterprise segment is concerned, a number of key net new customers in the last quarter. We added two banks in the U.S., one of them a top ten bank that acquired our Enterprise trade finance solution. We also added a net new customer in Indonesia. That really means over the last year in 2007, we added three top-15 banks to our client list, and I think that’s a great achievement for that segment.

We also rebuilt our sales team during 2007 and we are seeing a very solid pipeline. Our pipeline looks as healthy as we’ve ever seen it. We also integrated the mobile solution that we acquired during the fourth quarter of last year fully into our Enterprise offering. So if somebody buys our retail Internet banking solution, the product will actually contain our mobile banking software. Obviously that needs to be licensed but it’s actually fully integrated and operational as part of our Enterprise software.

I would like to quickly talk about our goals for 2008. Again, I would like to target moderate top-line growth in the order of 6% to 8%. Again, if we exclude our largest customer from this to target 10% to 12%, in other words, single to low double-digits for that part of the business, we are targeting earnings growth of 15% to 25%. 2008 will be the year where we really, really focus on customer satisfaction and exit this year as the premier company in our space in the industry.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

I feel that if we improve our customers and consistently continue improving our customer satisfaction, it will open up new cross-sell opportunities for us. We believe that there is significant room in providing that cross-sell opportunity for us.

So in closing, we’re very pleased with the year. We are well on our way into 2008 as a solid, profitable company with unique products in the marketplace. We are very confident with the guidance that we’ve provided on this call. Thank you very much. Thank you for your support. With that, back to the operator for questions.

Moderator	Are you ready for questions at this time?

J. Stone	Yes sir. Please.

Moderator	Our first question comes from the line of John Kraft, DA Davidson. Please go ahead.

J. Kraft	Good afternoon, gentlemen.

J. Dreyer	Hello, John. How are you doing?

J. Kraft	I’m doing well. First of all, nice, well-executed quarter. Thank you for providing the full-year guidance. This is a nice step.

J. Stone	Well, good. I hope that it says something about our confidence right now in the business.

J. Kraft	And visibility, absolutely. I guess my first question is on the product development line. There was obviously a pretty significant drop there in the quarter. Did something materially happen? Is that a reasonable run rate to expect going forward, or should we assume some sort of blend between what it’s been in the past and the Q4 results?

J. Stone	John, what you’re seeing there is really the fourth quarter of 2006 when we had a restructuring and this new team came into place. So when you look at the fourth quarter year-over-year comparison, you’re seeing the full impact of that restructuring and that large reduction on the Enterprise side and then some reduction in Postilion development costs really in the FSB solutions area. So I think the run rate you’re seeing in the fourth quarter is good. There’s certainly not any sort of plans or for any sort of adjustments in any large order of magnitude in that line item.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

J. Kraft	That’s fair. Then I know you probably don’t want to talk too much about 2009, but just to give us a big picture view of State Farm in respect to just the general decline. Do you expect another kind of $4 million to $5 million reduction? Is that a trend that should continue or is it just too far out to even predict?

J. Stone	No. I’ll take the State Farm question and then I’ll defer to Johann for anything else on ‘09. You know, the decrease from ‘06 to ‘07 is really a reflection of the fact that the State Farm bank was implementing Enterprise release 3.5 during 2006. That implementation ended in the first quarter of 2007 when State Farm went live on release 3.5, and that I think is a reflection of the fact that we sell into multiple constituencies within State Farm. Over the life of that relationship — it’s been nine or ten years — we’ve had high marks of revenue that exceeded $60 million a year. We’ve been low. We’ve been in the high 30s and in the range we’re in today. I don’t really foresee it going much lower than the high 30s, but it’s certainly possible. It is one customer and it could decrease more. We have good visibility right now for the time being and I would see it kind of hovering in that range, high $30 million to $40 million.

J. Dreyer	John, I would echo that the relationship is actually very good and our visibility is very good as well. So we feel confident about State Farm at this point. Obviously, I cannot give you 2009 guidance, but we have good visibility into that account.

J. Kraft	Then the large deals signed in 2007; three top-15 banks, two top-10. I think one of them was Q1 and Q3 and then Q4. What sort of rollout implementation can we expect through 2007 or has some of it been started?

J. Dreyer	The one that was signed obviously in Q1, there’s obviously been some significant activity and that’s pretty much done. As far as the Q3 and the Q4 deals are concerned, that is still in the implementation phase and you will really see a large portion of the revenue implication of that would be visible in 2008.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

J. Stone	If I can add one thing here, we have a large customer internationally that we’ve been working with throughout 2007 and have recognized a good amount of professional services with and who still hasn’t signed a license. So you’re seeing growth and professional services and particularly in Enterprise you see that pronounced growth in professional services. I’m very pleased with the prospects of the product.

J. Kraft	Then a couple more here. Just to clarify, in Q4 the stock comp expense was primarily the decline that was really the volatility in the SARs, right?

J. Stone	That’s correct.

J. Kraft	Then one last kind of more broad question and then I’ll get off. You didn’t mention at all the broad bank spending environment. Obviously with your pipeline picking up, things are looking good for you guys, but you’re also starting from kind of a lower base. I mean, are you seeing any tangible evidence that there are second thoughts given to spending or decisions being put off or anything like that?

J. Dreyer	John, we get that question a lot. All that I can say right now is what we see. What we see is a pipeline that is stronger than ever. What we’re seeing is that our conversion rate hasn’t slowed down either. Now, you always try and measure the macroeconomic environment by looking at the size of your pipe and your conversion rate, and we haven’t seen a deterioration in any one of those two items. So we are pretty confident where we stand right now. That might change over time, but with the visibility that we have today, we are not seeing the impact.

J. Kraft	Sounds good. Thanks, guys.

J. Stone	Thank you.

Moderator	You have a question from the line of Brett Huff with Stephens Incorporated. Please go ahead.

B. Huff	Good afternoon and great quarter, you guys.

J. Dreyer	Thanks, Brett.

B. Huff	Just a couple of follow-up questions. On the buyback you obviously bought a more significant amount of stock back. In terms of deploying that capital, aside from cap ex, is that still the focus of where you’re going to be deploying your capital?

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

J. Dreyer	You know, Brett, obviously at any stage we look at what we can do with our capital. Prices go up. Prices go down. Valuations change. The scenarios around you change. So we are not dead set on buying back stock and we’re not dead set on doing something else with it. We investigate on a quarterly basis what we should do with our capital and we will deploy it according to the current situations.

B. Huff	John, you talked about a lot of things. I want to make sure I got this. You said that there was some attrition in the U.S. community bank market and Postilion or FSB. First of all, did I hear that right? Second of all, can you just sort of go back over that or explain that a little bit?

J. Dreyer	Just to quickly talk about that part of the business, Brett, obviously these are smaller banks. It is an environment where you do see a high level of churn and also a higher level of M&A activity where some of our banks get bought by larger banks, etc. I think we’re in the position right now where we find that our net new customers balance out some of the attrition that we are seeing. That is better than we had a year or two ago. We still do see some customer attrition. We believe that we will turn that around with the release of our new product and when all the channels are available on that product, because we do believe that it’s pretty unique in the marketplace.

J. Stone	Also keep in mind, those comments were in the comparison of ‘06 to ‘07 and the full year particularly where we were experiencing attrition, but we started ‘06 with a higher customer count there. Now ‘07s complete and I think that Johann’s comments are right on point.

B. Huff	That’s helpful. Then the last one is a little bit of a broad question on the new product. Can you give us a sense that once you have all the channels assembled onto Postilion can you give us a sense of what the penetration rate is of each of those? What I’m getting at is just sort of the captive base cross-selling opportunity.

J. Dreyer	Well obviously once we have the product out what we will have on a single platform is ATM, card management, personal Internet banking, small business Internet banking, voice banking and mobile banking. So that gives us six channels to cross-sell. Right now, prior to this, each one of those channels were actually on a different platform. So if Community Bank wanted to buy from us ATM and they had Internet from us, they would actually have to buy a new system, a new piece of hardware, a new operating system, all of that. If they wanted to buy a voice banking solution from us, that would be a separate system. So with our cross-sell penetration, we had no benefit to our competitors in that it was a pretty disruptive situation for our customers. So our cross-sell penetration up to this point was relatively low.

S1 CORPORATION
Host: Johann Dreyer
February 26, 2008/5:00 p.m. EST

Having everything on the same platform makes it so much easier because the customer doesn’t have to go through a new back end certification, view it more as a modular add-on than actually a new system needing to be put in. So I can’t disclose to you the exact numbers, but the cross-sell up to this point was relatively low because it actually meant selling a different solution into the bank as opposed to just another module of the same solution.

B. Huff	Can you give us a sense for an average size bank that you would sell to, an ASP for a piece of that or however you all think about it, just so we can start sizing the potential revenue opportunity there?

J. Dreyer	Sorry. Can you just repeat that? When you said ASP Brett —

B. Huff	An average sales price? I don’t know how you want to —

J. Dreyer	We sell this predominantly on a subscription basis. We see more and more of our customers actually coming into our data center. So this would be a monthly fee coming in. I cannot disclose to you the average sales price right now, because basically what happens is this is licensed on a per user or a per ATM or a per card basis. So it really depends on the size of the bank that is utilizing our software, so some of these banks vary greatly in the amount of money and the average sales price into that bank.

B. Huff	That’s helpful. Thank you.

Moderator	Speakers, no one else is queued up. Please go ahead with any closing remarks.

J. Dreyer	Well, just to reiterate, thank you, everybody, for joining this call. We’re very pleased for the year and confident for 2008. We haven’t seen the impact of the broader economics environment. We are looking forward to a solid 2008. Thank you very much.

Moderator	Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation and thank you for using AT&T Executive Teleconference Service. You may now disconnect.